Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RATTLER MIDSTREAM PARTNERS LP

This Certificate of Limited Partnership of Rattler Midstream Partners LP (the “Limited Partnership”), dated July 27, 2018, is being executed and filed by the undersigned general partner to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.)

FIRST. The name of the Limited Partnership is Rattler Midstream Partners LP.

SECOND. The address of the registered office of the Limited Partnership in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, and the name and address of the registered agent for service of process on the Limited Partnership is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD. The name and mailing address of the general partner are as follows:

Rattler Midstream GP LLC

500 West Texas, Suite 1200

Midland, Texas 79701

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Rattler Midstream Partners LP as of the date first written above.

By:	Rattler Midstream GP LLC, its general partner

By:	/s/ Salie Anne Henry
Authorized Party